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                                                        EXHIBIT 99


                    SPRINT, TCI, COMCAST AND COX FORGE
                  UNPRECEDENTED COMMUNICATIONS ALLIANCE

         NEW YORK, Oct. 25, 1994 -- Sprint, Tele-Communications Inc.
    (TCI), Comcast Corporation and Cox Cable today announced a powerful new venture that will create an unprecedented communications alternative, packaging local telephone, long distance and wireless communications with cable services into a single offering for consumers and businesses.

         "This alliance of non-traditional partners -- telephone and cable -- will revolutionize what is delivered over your telephone, your cable television and your computer," said William T. Esrey, chairman and chief executive officer of Sprint. "It is the single-source provider that will define telecommunications in the 21st century. We have the infrastructure, the financial resources, the strategic alignment, the marketing presence and the strong national and local brand recognition needed to compete successfully.

         "This venture means competition can be widely introduced in the local communications marketplace," he added. "Consumers can look forward to the widest possible array of communications services delivered with unsurpassed quality and with all the assurances and conveniences of a strong national brand."

                              -more-

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         The cable partners are upgrading their infrastructure to
    allow for delivery of broadband, digital telephone services and the next generation of entertainment services. Telecommunications products and services with the Sprint brand name and cable services and products branded by the cable operators will be cross-promoted. The joint venture will offer Sprint branded services, using the local cable television systems of the partners.

         "The venture makes clear economic sense for U.S. telephone customers and for the partners," said John C. Malone, president and chief executive officer of TCI. "We have a variety of services beyond the venture's branded telecommunications service that can be packaged and sold by all partners and affiliates on a nationwide basis. We have set our sights squarely on a successful business -- 21st century broadband integrated telecommunications."

         With nearly 290,000 cable miles in place, the joint venture's existing facilities today pass approximately one-third of American homes. When existing regulatory and legislative barriers to local telephone competition are removed, the venture could begin serving the first of these homes with seamlessly integrated voice, video and data services coupled with wireless within the next year.

                                -more-

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         "All the partners have consistently and unanimously advocated opening the local telephone market to competition," said Brian L. Roberts, president of Comcast. "As we have seen in the long distance and telephone equipment marketplace, consumers benefit when they are able to choose from multiple suppliers. This venture offers the best and fastest way to bring competition to the last telecommunications bottleneck -- the local telephone market. Consumers are the ones who will be hurt unless federal, state and local policymakers seize the opportunity to make this new age a universal reality and permit all Americans to enjoy the true benefits of competition."

         The partnership will actively seek affiliations with additional cable companies, and it will offer incentives to cause other cable companies to affiliate, giving the venture broader reach.

         James Kennedy, chairman and chief executive officer of Cox, said he is confident that other cable companies will realize the economic and marketing benefits of the partnership, adding that it has already received expressions of interest from possible additional affiliates.

         "This venture offers a viable alternative for cable operators to remain as independent competitors," Kennedy said. "We will continue to prosper and grow as we participate in providing to consumers -- for the first time in 90 years -- an alternative to local telephony service. This partnership will allow us to continue to brand video services under the Cox name, while also marketing wireline and wireless telephony services under the Sprint name. I encourage other cable operating companies to sign on."

                                  -more-

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         The joint venture will be owned 40 percent by Sprint, 30
    percent by TCI and 15 percent each by Comcast and Cox.

         The partners have signed definitive wireless agreements and created partnerships to bid jointly for Personal Communications Services (PCS) licenses to be auctioned by the Federal Communications Commission in December. "The venture already possesses considerable wireless experience and expertise, and wireless is an essential component of the venture's package of services," said Roberts. "Sprint's long distance network, the cable operators' local fiber and coaxial networks and the existing wireless capabilities of our companies will serve as the backbone that will link new PCS services owned by the venture. We will make participation in this venture an attractive opportunity for PCS license holders, and we will be particularly interested in affiliations with designated entity groups interested in partnering with the premier national services provider."

         The parties have also signed a detailed joint venture formation agreement, which provides the basis upon which they will develop definitive agreements for their local telephone activities. Additionally, the partners intend that Teleport
    Communications Group (TCG), which is owned by several cable television operators and is the nation's largest competitive access provider, will be contributed to the venture.

                                 -more-

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         TCG will provide local access for long distance services, a direct link to business customers and experience in competing against local exchange companies. TCG's broadband metro network, which serves 19 major markets and will expand to 25 by mid-1995, will also link adjacent cable television systems and will continue to provide local access to Sprint Long Distance and other carriers. The cable partners are currently in discussions with the minority Teleport partner concerning its Teleport interest.

         "TCG has demonstrated over the past decade that an entrepreneurial company with experienced management and the latest technology can successfully challenge the largest local telephone monopolies by satisfying consumers' demand for new, improved and high-value local telecommunications services," said Kennedy.

         "This partnership is a revolutionary idea in communications," Esrey said. "The technology is here, the economics are right and the time is now."

                                  ###

    For further information, contact 212-554-2420 on Oct. 25 Susan Kraus for Sprint (after Oct. 25 at 202-828-7410) Lela Cocoros for TCI (after Oct. 25 at 303-267-5273) John Alchin for Comcast (after Oct. 25 at 215-981-7503) David Andersen for Cox (after Oct. 25 at 404-843-5855) Roger Cawley for TCG (after Oct. 25 at 718-983-2122)